
----------------------------                                                              -------------------------------
 FORM 4                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 OMB APPROVAL
----------------------------                     Washington, D.C. 20549                   -------------------------------
[ ] Check this box if no                                                                    OMB Number     3235-0287
longer subject to Section 16.         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          Expires: September 30, 1998
Form 4 or Form 5 obligations may                                                            Estimated average burden
continue. See Instruction 1(b).                                                             hours per response . . . .0.5

                                Filed pursuant to Section 16(a) of the Securities Exchange
                                 Act of 1934, Section 17(a) of the Public Utility Holding
                                       Company Act of 1935 or Section 30(f) of the
                                              Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of              2. Issuer Name and Ticker or                    6. Relationship of Reporting Person(s) to Issuer
   Reporting Person*                    Trading Symbol                                        (Check all applicable)
                                    DynamicWeb Enterprises, Inc.                       [X] Director          [X] 10% Owner
Vanechanos, Steven L., Jr.          DWEB                                               [X] Officer (give     [ ] Other (specify
                                                                                           title below)          below)
-----------------------------------------------------------------------------------
(Last)     (First)     (Middle)     3. IRS or Social Security   4. Statement for     Chairman of the Board and CEO
                                       Number of Reporting         Month/Year
                                       Person (Voluntary)

92 Clarken Drive                    ###-##-####                  03/2000

--------------------------------                                ------------------------------- ------------------------------------
           (Street)                                             5. If Amendment,     7. Individual or Joint/Group Filing (check
                                                                   Date of Original     applicable line)
                                                                   (Month/Year)         [X] Form Filed by One Reporting Person
                                                                                        [ ] Form Filed by More than One
West Orange, NJ  07052                                                                      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)   (State)  (Zip)             Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                2. Trans-  3. Trans-      4. Securities Acquired (A)  5. Amount of    6. Owner-    7. Nature
   (Instr. 3)                          action     action          or Disposed of (D)         Securities      ship         of In-
                                       Date       Code            (Instr. 3, 4 and 5)        Beneficially    Form:        direct
                                                  (Instr. 8)                                 Owned at        Direct       Bene-
                                       (Month/                                               End of          (D) or       ficial
                                       Day/                                                  Month           Indirect     Owner-
                                       Year)                                                 (Instr. 3       (I)          ship
                                                                                             and 4)
                                                                                                             (Instr. 4)   (Instr. 4)
                                                -----------------------------------
                                                                      (A) or
                                                Code    V    Amount   (D)     Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        03/21/00     M           26,534    A      $17.20     302,737         D
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              (Over)
* If the form is filed by more than one reporting person, see instruction 4(b)(v).                                   SEC 1474 (7/96)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative   2. Conver-    3. Trans-  4. Transac-   5. Number of Deriv-      6. Date Exer-        7. Title and Amount of
   Security                 sion or       action     tion Code     ative Securities Ac-     cisable and          Underlying Securi-
                            Exercise      Date                     quired (A) or Dis-       Expiration Date      ties
   (Instr. 3)               Price                    (Instr. 8)    posed of (D)             (Month/Day/
                            of            (Month/                                           Year)                (Instr. 3 and 4)
                            Deriv-        Day/                     (Instr. 3, 4, and 5)
                            ative         Year)
                            Security

                                                                                         -------------------------------------------
                                                                                         Date     Expira-                 Amount or
                                                                                         Exer-    tion                    Number of
                                                                                         cisable  Date        Title       Shares
                                                 -------------------------------------
                                                  Code     V         (A)         (D)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase                                                                                           Common
Common Stock             $0            03/21/00   M                             40,748   Immed.   12/30/07    Stock       40,748
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



8. Price of         9. Number of         10. Ownership        11. Nature of
   Derivative          Derivative            Form of              Indirect
   Security            Securities            Derivative           Beneficial
                       Beneficially          Security:            Ownership
   (Instr. 5)          Owned at End          Direct (D) or
                       of Month              Indirect (I)         (Instr. 4)

                       (Instr. 4)            (Instr. 4)





$17.20              302,737              D

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal             /s/ STEVEN L. VANECHANOS, JR.      April 25, 2000
   Criminal Violations.                                                           -------------------------------    --------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                      **Signature of Reporting Person    Date
                                                                                      Steven L. Vanechanos, Jr.
Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained                                      SEC 1474 (7/96)
in this form are not required to respond unless the form displays a currently valid OMB number.
BRMFS1 179177.01